EXHIBIT 99.1

Diagnostic Products Corporation Announces Fourth Quarter and Full Year
                             2004 Results

    LOS ANGELES--(BUSINESS WIRE)--Feb. 10, 2005--Diagnostic Products Corporation (NYSE:DP) today reported record fourth quarter sales of $117.7 million, an increase of 12% over $104.8 million a year ago. The dollar weakened in the fourth quarter, which had a positive impact on sales of 5%. Net income decreased to $11.1 million, or $.37 per diluted share, from net income of $15.5 million, or $.52 per share for the same quarter a year ago due to a number of unusual expenses. These items included: an additional $2.4 million ($1.6 million in General and Administrative expense and $800,000 in interest expense) of accruals to reflect settlement discussions with the Department of Justice and the Securities and Exchange Commission's Staff regarding the Company's Chinese subsidiary; $600,000 in related legal fees; $2.0 million in General and Administrative expense related to Sarbanes-Oxley Section 404 compliance; $500,000 in leasehold write-downs in General and Administrative expense; $1.4 million in cost of sales for the previously announced homocysteine license from Competitive Technologies, Inc.; $1.0 million in cost of sales related to production problems experienced in the fourth quarter with the IMMULITE 2500; and $1.0 million in cost of sales related to inventory write-offs, including $500,000 related to products discontinued in the fourth quarter, specifically the microplate allergy.
    Sales for the year ended December 31, 2004 were $443.2 million, a 16% increase over the $381.4 million recorded in 2003. Net income for the year was $61.7 million, or $2.06 per diluted share, versus $61.8 million, or $2.08, per share last year. The dollar weakened in 2004, which had a positive impact on sales of 5%.
    Sales of IMMULITE products grew approximately 15% in the fourth quarter to $108.1 million, compared to $94.3 million in 2003. For the year, IMMULITE product line sales were $404.9 million, compared to $338.0 million in 2003, an increase of 20%. Sales of the mature RIA product line were $5.9 million for the quarter, down 8% from last year and $24.1 million for the year, down 10% from last year. Sales of other products were $3.7 million in the quarter, down from $4.2 million last year, and $14.2 million for the year, down from $16.7 million in 2003.
    The Company shipped a total of 251 IMMULITE instruments in the fourth quarter, including 172 IMMULITE 2000s and 2500s. For the year, the Company shipped 977 IMMULITE instruments, including 714 IMMULITE 2000s and 2500s. The total number of instruments shipped worldwide is now over 10,000. "Overall I'm happy with our underlying performance this quarter. The US growth rate remains strong at 16%, particularly in light of us losing $800,000 of Homocysteine business due to customers' patent litigation issues. We now have shipped over 10,000 instruments world-wide and the demand for the 2000 remains high. I am also pleased to report that we have submitted everything requested by the FDA related to the Application Integrity Policy and are hopeful to have the issue resolved in the near future," said Michael Ziering, CEO of DPC.
    Jim Brill, CFO, added, "The amounts we have accrued related to the Chinese subsidiary's legal issues, which now total $4.8 million, reflect the amounts being discussed with the Department of Justice and the SEC's Staff as part of settlement of this matter; however, terms and conditions are still being discussed and any settlements are subject to final approval on both sides. Any settlement recommended by the SEC's Staff must be approved by the Commission. We were disappointed with the manufacturing issues we had with the IMMULITE 2500, but I am happy to report that they have been resolved. As of the end of the quarter we had shipped all the instruments we had available in the New Jersey manufacturing facility."
    Diagnostic Products Corporation (DPC), founded in 1971, is the global leader dedicated primarily to immunodiagnostics. DPC designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC's product menu includes a large variety of immunoassays covering a broad range of clinical disease states including 350 specific allergens and allergy panels. Through partnerships with manufacturers of chemistry systems and reagents, DPC also addresses the chemistry and laboratory automation testing needs of its customers. DPC sells its products to hospitals, clinics and laboratories domestically and in more than 100 countries.
    DPC is committed to delivering to customers the highest quality products with superior service and support. The turquoise zebra icon symbolizes DPC's uniqueness in the immunodiagnostic industry as "a company that stands out." Additional Company information can be found on the Company's Web site at www.dpcweb.com.

   Except for the historical information contained herein, this press release contains forward- looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets, including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited - In thousands except per share data)

                           Three Months Ended         Year Ended
                              December 31,           December 31,
                         ---------------------- ----------------------
                              2004        2003       2004        2003
                         ---------- ----------- ---------- -----------
SALES:
  Non-Affiliated
   Customers             $109,840     $95,539   $410,306    $351,455
  Unconsolidated
   Affiliates               7,819       9,279     32,867      29,931
                         ---------- ----------  ---------  ----------
  TOTAL SALES             117,659     104,818    443,173     381,386

COST OF SALES              56,075      46,509    193,345     164,364
                         ---------- ----------- ---------- -----------
  GROSS PROFIT             61,584      58,309    249,828     217,022
                         ---------- ----------- ---------- -----------

OPERATING EXPENSES:
Selling                    20,390      17,386     77,624      64,090
Research and Development   11,639      10,591     45,277      40,677
General and
 Administrative            15,313       9,618     47,790      34,928
Sale of Product Line            -           -          -      (4,218 )
Equity in Income of
 Affiliates                (1,914 )    (1,863 )   (8,451 )    (6,064 )
                         ---------- ----------- ---------- -----------
TOTAL OPERATING EXPENSES   45,428      35,732    162,240     129,413
                         ---------- ----------- ---------- -----------

  TOTAL OPERATING INCOME   16,156      22,577     87,588      87,609
Interest/Other Income
 (Expense)-Net               (364 )       391        417         827
                         ---------- ----------- ---------- -----------
INCOME BEFORE INCOME
 TAXES AND MINORITY
 INTEREST                  15,792      22,968     88,005      88,436
PROVISION FOR INCOME
 TAXES                      4,308       7,294     25,495      26,280
MINORITY INTEREST             341         173        775         361
                         ---------- ----------- ---------- -----------

NET INCOME                $11,143    $ 15,501    $61,735    $ 61,795
                         ---------- ----------- ---------- -----------

EARNINGS PER SHARE:
  BASIC                     $0.38       $0.54      $2.12       $2.15
  DILUTED                   $0.37       $0.52      $2.06       $2.08
AVERAGE SHARES
 OUTSTANDING:
  BASIC                    29,181      28,850     29,082      28,731
  DILUTED                  30,016      29,804     29,912      29,679

    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200
             info@dpconline.com
             www.dpcweb.com